Exhibit 99.1

         Circuit City Stores, Inc. Completes Sale of Bankcard Portfolio
                            to FleetBoston Financial


Richmond, Va., November 19, 2003 - Circuit City Stores, Inc. (NYSE:CC) today announced that it has completed the sale of its bankcard portfolio, which included Visa and MasterCard credit card receivables and related cash reserves totaling approximately $1.5 billion, to FleetBoston Financial for approximately $1.3 billion.

Circuit City anticipates that the sale, which was completed November 18, 2003, will result in an after-tax loss on the sale that will not exceed its previous estimate of $89 million, or approximately 43 cents per share, and that the net after-tax cash proceeds from the sale will total approximately $282 million. The company expects that it will incur closing adjustments following the completion date of the sale. The bankcard business will be classified as a discontinued operation beginning with the third fiscal quarter ending November 30, 2003. Historical financial statements will reflect the bankcard business as a discontinued operation.

In the second quarter ended August 31, 2003, Circuit City recognized a $95 million after-tax loss to reduce the carrying value of the company's retained interest in the bankcard portfolio to reflect the company's then-estimated net proceeds from the planned sale. The company continues to expect results for the third fiscal quarter ending November 30, 2003, to include a reduction in the after-tax loss of no less than $13 million to reflect the actual proceeds from the sale. Circuit City also continues to anticipate that other after-tax costs, including lease termination and severance, will be approximately $7 million.

The sale agreement includes a transition services arrangement under which employees of Circuit City's finance operation will continue to service the bankcard accounts until final conversion, which is expected to occur in the company's first fiscal quarter ending May 31, 2004. FleetBoston Financial will reimburse Circuit City for operating costs incurred during the transition period. Severance costs will be incurred ratably through the final conversion date. The company expects to incur the estimated lease termination costs in next year's first fiscal quarter.

To help investors analyze the impact of this transaction on future operating results, Circuit City has provided on its Web site and via a filing on Form 8-K, made October 22, 2003, with the Securities and Exchange Commission an historical breakdown of income and losses from its bankcard credit card operation and its private-label credit card operation. This breakdown encompasses all four quarters of the fiscal year ended February 28, 2003, and the first and second quarters of the current fiscal year.

Banc of America Securities LLC acted as financial advisor to Circuit City in connection with the transaction.

About Circuit City Stores, Inc.
With headquarters in Richmond, Va., Circuit City Stores, Inc. puts the customer first with high-quality service and more than 5,000 consumer electronics products available in its stores and online at www.circuitcity.com. Top-quality, low-priced products; detailed product information; and product specialists, who complete extensive online and in-store training programs, are all a part of Circuit City's promise to provide superior consumer electronics solutions to its customers. Circuit City's remodel and relocation program reflects the changing needs of consumer electronics shoppers; the stores are brighter and more open; the aisles are wider and virtually every product Circuit City sells is on the sales floor for easy customer access. Entering the holiday selling season, Circuit City expects to operate 618 Circuit City Superstores and five mall-based stores in 159 markets.

Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties, including without limitation the timing and amount of any adjustments affecting the proceeds from the sale, lease termination costs, severance costs or other post-closing charges to income that may be required. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for fiscal 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003, and in the company's other SEC filings. A copy of the Annual Report is available on the company's Web site at www.circuitcity.com.


Contact: Jessica Simmons, Investor Relations, 804-527-4038; or Virginia Watson, Investor Relations, 804-527-4033, both of Circuit City Stores, Inc.